Sheet1

THIS PROPOSAL HAS PASSED

FINAL Proxy Results - ML Colorado Municipal Bond Fund
1st Meeting Date: May 29, 2001
2nd Meeting Date: June 26, 2001
3rd Meeting Date: July 6, 2001
4th Meeting Date: July 13, 2001
Record Date: April 2, 2001
As of: July 13, 2001

Units Voted

Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
All Classes	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML Colorado Municipal Bond
into ML Municipal Bd Fund - National Portfolio	-24,962	1,302,863	868,576	893,538	72,092	44,049	1,009,679

Units Voted

CLASS B			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
Merger of ML Colorado Municipal Bond
into ML Municipal Bd Fund - National Portfolio
	-4,158	838,469	558,980	563,138	24,985	27,716	615,839

Units Voted

CLASS C			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
Merger of ML Colorado Municipal Bond
into ML Municipal Bd Fund - National Portfolio
	-16,431	87,433	58,289	74,720	7,933	0	82,653

Units Voted

CLASS D			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
Merger of ML Colorado Municipal Bond
into ML Municipal Bd Fund - National Portfolio
	-22,287	192,764	128,510	150,797	8,750	3,369	162,916

Voting Requirements:
The approval of the Proposal requires the affirmative vote of the shareholders of each State Fund, voting together as a single class, representing two-thirds of the outstanding shares entitled to be voted thereon, and (a) the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/27/2001
By Vania Allen